SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2012

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, Cubist Pharmaceuticals, Inc. appointed Dr. Jane Henney to its Board of Directors, or the Board.  Dr. Henney is a Professor of Medicine at the University of Cincinnati College of Medicine and has served in that position since January 2008.  From July 2003 to January 2008, she served as Senior Vice President and Provost of University of Cincinnati’s Academic Health Center.  Dr. Henney was Senior Scholar at the Association of Academic Health Centers from 2001 to 2003 and Commissioner of the United States Food and Drug Administration (FDA) from 1998 to 2001. Prior to that, Dr. Henney held the position of Vice President for Health Sciences at the University of New Mexico from 1994 to 1998 and Deputy Commissioner of Operations at the FDA from 1992 to 1994. Dr. Henney is a medical oncologist and has held several positions at the National Cancer Institute, including Deputy Director from 1980 to 1985.  Dr. Henney also serves as a director of AmerisourceBergen Corporation and CIGNA Corporation.

The Board believes that the medical and health policy insights Dr. Henney has gained over her years as FDA Commissioner and as a leader of large and successful medical organizations will prove invaluable to Cubist as it continues to grow and expands its acute care business.  With the addition of Dr. Henney, the Board consists of 11 members, 10 of whom are independent under applicable laws and regulations.

Pursuant to Cubist’s Amended and Restated 2002 Directors’ Equity Incentive Plan, Dr. Henney was granted a stock option to purchase 10,176 shares of Cubist common stock on her appointment date at an exercise price of $42.64 per share, the closing price of Cubist’s common stock on her appointment date.  The option will vest quarterly in equal installments over a three-year period beginning on Dr. Henney’s appointment date.  Dr. Henney will also receive Cubist’s standard non-employee director compensation, which Cubist discloses in its Definitive Proxy Statement on Form DEF-14A that Cubist files with the Securities and Exchange Commission, including annual equity incentive awards, an annual retainer for Board service and an annual retainer and fees for attending meetings of any Board committee on which she may serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

		By:	/s/ Tamara L. Joseph
Tamara L. Joseph
Senior Vice President,
General Counsel & Secretary

Dated:	March 12, 2012